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                                  EXHIBIT 5.2

                               FORM OF OPINION OF

                         MANATT, PHELPS & PHILLIPS, LLP


                                      241
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                     [LETTERHEAD OF MANATT PHELPS PHILLIPS]

May 26, 1999

Baron Capital Properties, L.P.
7826 Cooper Road
Cincinnati, Ohio 45242

            Re: Certain Federal Income Tax Consequences of the Exchange Offering of Operating Partnership Units by Baron Capital Properties, L.P.

Ladies and Gentlemen:

      In accordance with your request, we provide the following analysis and opinions relating to the material federal income tax consequences of the transactions whereby Baron Capital Properties, L.P. (the "Operating Partnership"), a Delaware limited partnership, offers to issue up to 2,500,000 units of limited partnership interest in the Operating Partnership ("Operating Partnership Units" or "Units") for units of limited partnership interest ("Exchange Partnership Units") owned by individual limited partners ("Exchange Limited Partners") in 23 limited partnerships (the "Exchange Partnerships") which, directly or indirectly, own equity and/or mortgage interests in one or more residential apartment properties.

      The Operating Partnership and its general partner, Baron Capital Trust (the "Trust" or the "General Partner"), a Delaware business trust, constitute an affiliated real estate company which has been organized to acquire equity interests in residential apartment properties located in the United States and to provide or acquire mortgage loans secured by such types of property. The Trust, indirectly through the Operating Partnership, intends to acquire, own, operate, manage and improve residential apartment property interests for long-term ownership. The Trust has elected and intends to be classified as a real estate investment trust ("REIT") for federal income tax purposes.

      The Operating Partnership will conduct all of the Trust's real estate operations and hold all direct or indirect property interests acquired. The Trust, as its sole General Partner, will control the activities of the Operating Partnership. The Trust will also acquire a limited partnership interest in the Operating Partnership with the net proceeds of the Trust's $25,000,000 best efforts cash offering (the "Cash Offering") of Common Shares of beneficial interest ("Trust Common Shares" or "Common Shares").

      The number of Operating Partnership Units being offered in exchange for the Exchange Partnership Units owned by Exchange Limited Partners will be based on appraisals for each
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MANATT, PHELPS & PHILLIPS, LLP

Baron Capital Properties, L.P.
May 26, 1999
Page 2

underlying residential apartment property involved in the Exchange Offering and other considerations. In the Exchange Offering, each limited partner in an Exchange Partnership will be given the option to acquire a fixed number of Units per $1,000 of original investment in the Exchange Partnership in exchange for all (but not less than all) Exchange Partnership Units held by the limited partner. Any member of an Exchange Limited Partnership who does not participate in the Exchange Offering will be entitled to retain his or her limited partnership interest in his or her respective Exchange Partnership on terms substantially the same as those of his or her original investment.

      For purposes of the Exchange Offering, each Operating Partnership Unit being offered thereby has been arbitrarily assigned an initial value of $10 per Unit, which corresponds to the offering price of each Trust Common Share being offered in the Cash Offering. Unitholders, including recipients of Units in the Exchange Offering, will be entitled to exchange all or a portion of such Units at any time and from time to time for an equivalent number of Trust Common Shares, so long as the exchange would not cause the exchanging party to own (taking into account certain ownership attribution rules) in excess of 5% of the then-outstanding Common Shares in the Trust, subject to the Trust's right to cash out any holder of Units who requests an exchange and subject to certain other exceptions.

      The Operating Partnership will not complete the Exchange Offering in respect of any particular Exchange Partnership unless limited partners holding at least 90% of the limited partnership interests in the Exchange Partnership affirmatively elect to accept the offering. In addition, the Operating Partnership will not complete any transaction in the Exchange Offering whatsoever unless a sufficient number of offerees accept the offering such that the offering involves the issuance of Operating Partnership Units with an initial assigned value of at least $6,000,000.

      Our analysis and the opinions set forth herein are based upon the facts as set forth above. Our analysis and opinions are also based on certain written representations to us from Baron Capital Trust in a letter of even date herewith. Our analysis and opinions are further based on that certain Amendment No. 4 to a Form S-4 Registration Statement (Registration No. 333-55753) filed with the Securities and Exchange Commission in connection with the Exchange Offering, including exhibits thereto (the "Form S-4"). The facts contained in the above-referenced documents are incorporated herein by reference as the operative facts underlying the tax opinions set forth herein. One of our key assumptions for purposes of this letter is that the facts set forth in those documents are accurate on the date of this analysis and remain accurate at all relevant times hereafter and are otherwise true, complete, and correct. Any change or inaccuracy in such facts may adversely affect our opinions.
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MANATT, PHELPS & PHILLIPS, LLP

Baron Capital Properties, L.P.
May 26, 1999
Page 3

      We have acted as special tax counsel to Baron Capital Properties, L.P., in connection with the Exchange Offering and are rendering these opinions to Baron Capital Properties, L.P., at its request. In rendering these opinions, we have examined such documents, laws, regulations and other legal matters as we have considered necessary or appropriate for purposes of the opinions expressed herein. We have not made any independent investigation in rendering these opinions other than as described herein.

      Our opinions are based upon the Internal Revenue Code of 1986, as amended (the "Code"), as of the date hereof and currently applicable Treasury Regulations promulgated under the Code (including proposed Treasury Regulations), published administrative positions of the Internal Revenue Service in revenue rulings and revenue procedures, and judicial decisions. Such legal authorities are all subject to change, either prospectively or retroactively. No assurance can be provided as to the effect of any such change upon our opinions. We have undertaken no obligation to update our opinions expressed herein.

      The opinions set forth herein have no binding effect on the Internal Revenue Service or the courts. No assurance can be given that, if contested, a court would agree with the opinions set forth herein. The opinions set forth herein represent rather our best legal judgment as to the likely outcome of the issues addressed herein if such issues were litigated and all appeals exhausted.

      In the case of transactions as complex as the Exchange Offering and the operation of the Operating Partnership and the Trust, many federal, state and local income and other tax consequences arise. We have been asked only to address the issues specifically set forth below. No opinion is expressed regarding any other issues.

      This letter is being issued solely for the benefit of Baron Capital Properties, L.P., and for the benefit of the offeree members of the Exchange Partnerships as of the date of the Exchange Offering. It may not be relied upon by any other person without our prior written consent.

      Subject to the foregoing, it is our opinion that:

      1. The Operating Partnership will be classified as a partnership for federal income tax purposes.

      2. Assuming that the Trust is and remains constituted and operated to be a REIT as described in the Form S-4, the Trust will be classified as a REIT for purposes of Sections 856-860 of the Code.
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MANATT, PHELPS & PHILLIPS, LLP

Baron Capital Properties, L.P
May 26, 1999
Page 4

      3. The section in the Form S-4 titled "Federal Income Tax Considerations" accurately summarizes the material federal income tax consequences of the Exchange Offering and the operation of the Trust and the Operating Partnership.

      We hereby consent to the filing of a form of this opinion with the Securities and Exchange Commission as an exhibit to the Form S-4 to be filed in connection with the Exchange Offering.

                                             Very truly yours,


                                             /s/ Manatt, Phelps & Phillips, LLP
                                             Manatt, Phelps & Phillips, LLP